EXHIBIT 21

                                  SUBSIDIARIES

                                 State of              Name Under Which
Name                             Incorporation         Business is Done
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Information Decisions, Inc.      Michigan              SofTech

SofTech GmbH                     Germany               SofTech GmbH

Softech Technologies Ltd.        United Kingdom        Softech Technologies Ltd.

Adra Systems Srl                 France                Adra Systems Srl

RAM Design & Graphics Corp.      North Carolina        Inactive

System Constructs, Inc.          New York              Inactive

SofTech Investments, Inc.        Massachusetts         Inactive

AMG Associates, Inc.             Maryland              Inactive

Compass, Inc.                    Massachusetts         Inactive


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